Exhibit 10.1

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE ("First Amendment") is made and entered into as of July 15, 2016, by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), and VICAL INCORPORATED, a Delaware corporation ("Tenant").

r e c i t a l s :

A. Landlord and Tenant are parties to that certain Lease dated as of January 30, 2002 (the "Lease"), pursuant to which Tenant leases all of the 68,400 rentable square feet of space (the "Premises") of the building (the "Building") located at 10390 Pacific Center Court, San Diego, California, the principle component of the single-building project known as the "Pacific Corporate Center Lot 25/27 Project."

B. The parties desire to amend the Lease on the terms and conditions set forth in this First Amendment.

a g r e e m e n t :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Terms.  All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this First Amendment.

2. Condition of the Premises.  Landlord and Tenant acknowledge that Tenant has been occupying the Premises pursuant to the Lease, and therefore Tenant continues to accept the Premises in its presently existing, "as is" condition.  Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises.

3. Extended Lease Term.  Pursuant to the Lease, the Lease Term is scheduled to expire on August 31, 2017.  Landlord and Tenant hereby agree to extend the Lease Term for a period of sixteen (16) months, from September 1, 2017, through December 31, 2018 (the "Extended Term"), on the terms and conditions set forth in the Lease, as hereby amended by this First Amendment, unless sooner terminated as provided in the Lease.

3.1 Option to Extend Lease Term.  Landlord and Tenant acknowledge and agree that the Extended Term provided herein shall be deemed not to represent any of Tenant's three (3) options to extend the Lease Term as provided in Section 2.2 of the Lease.  Accordingly, Landlord and Tenant acknowledge and agree that Tenant shall continue to have the three (3) options to extend the Lease Term, each for a period of five (5) years, in accordance with, and pursuant to the terms of, Section 2.2 of the Lease.  For purposes of clarity, the parties hereby acknowledge and agree that, in connection any exercise by Tenant of the first such Option Term in accordance with Section 2.2 of the Lease, Tenant shall deliver the Exercise Notice to Landlord during the period (the "First Option Exercise Window") commencing on October 1, 2017 and ending on March 31, 2018.

4. Rent.

4.1 Base Rent. Prior to September 1, 2017, Tenant shall continue to pay monthly installments of Base Rent for the Premises in accordance with the terms of the Lease.  During the Extended Term, Tenant shall pay monthly installments of Base Rent for the Premises as follows:

Extended Term	Annualized Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Square Foot
September 1, 2017 through December 31, 2018	$2,487,024.00	$207,252.00	$3.03

4.2 Abated Base Rent.  Provided that Tenant is not then in default of the Lease (as hereby amended), then during the two (2)-month period commencing on October 1, 2018 and ending on November 30,  2018 (the “Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during such Rent Abatement Period (the “Rent Abatement”).  Landlord and Tenant acknowledge that the aggregate amount of the Rent Abatement equals $414,504.00 (i.e., $207,252.00 per month).  Tenant acknowledges and agrees that the foregoing Rent Abatement has been granted to Tenant as additional consideration for entering into this First Amendment, and for agreeing to pay the Rent and perform the terms and conditions otherwise required under the Lease (as hereby amended).  If Tenant shall be in default under the Lease (as hereby amended) and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to the Lease (as hereby amended), or if the Lease (as hereby amended) is terminated for any reason, other than as the result of casualty or condemnation, then Landlord may at its option, by notice to Tenant, elect, in addition to any other remedies Landlord may have under the Lease (as hereby amended), the following remedy:  that Tenant shall immediately become obligated to pay to Landlord all Base Rent abated hereunder during the Rent Abatement Period, with interest as provided pursuant to the Lease from the date such Base Rent would have otherwise been due but for the abatement provided herein.

4.3 Direct Expenses.  Prior to and throughout the Extended Term, Tenant shall continue to be obligated to pay Tenant's Share of the annual Direct Expenses in accordance with the terms of the Lease.

4.4 Certain Tax Expenses.  Landlord and Tenant hereby acknowledge and agree that, while Section 4.6 of the Lease applied throughout the initial Lease Term (i.e., prior to September 1, 2017), and shall continue to apply to the extent the Lease is hereafter extended in accordance with Section 2.2 of the Lease, the terms and conditions of Section 4.6 shall not apply during the Extended Term.

5. Broker.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than Hughes Marino (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment.  Landlord shall pay Broker a commission in connection with the Extended Term and this First Amendment pursuant to the terms of a separate commission agreement.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party.  The terms of this Section 5 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

6. Security Deposit.  Landlord and Tenant acknowledge that, in accordance with Section 21.1 of the Lease, Tenant has previously delivered the sum of One Hundred Thousand Ninety-One Thousand Five Hundred Twenty and No/100 Dollars ($191,520.00) (the "Existing Security Deposit") to Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease.  Notwithstanding anything in the Lease to the contrary, effective as of the first day of the Extended Term (i.e., September 1, 2017) and provided Tenant is not then in default of the Lease (as hereby amended), Section 21.1 of the Lease shall be terminated and of no further force or effect.  Accordingly (and to the extent Landlord had not previously applied any then-unrestored portion of the Existing Security Deposit pursuant to the terms of Section 21.1 of the Lease and that Tenant is not then in default of the Lease (as hereby amended)), on or promptly following September 1, 2017, Landlord shall return the Existing Security Deposit (or unapplied and unrestored portion thereof) to Tenant.

7. Letter of Credit.  Landlord and Tenant acknowledge that, in accordance with Section 21.2 of the Lease, Tenant has cause an L-C to be delivered to Landlord, and Landlord is currently the beneficiary of such L-C, with an L-C Amount currently equal to $3,245,868.00.  Notwithstanding anything in the Lease to the contrary, effective as of the first day of the Extended Term (i.e., September 1, 2017), (i) the required L-C Amount shall be reduced to the sum of One Hundred Thousand Ninety-One Thousand Five Hundred Twenty and No/100 Dollars ($191,520.00) (the "ET L-C Amount"), and (ii) Tenant shall be obligated to maintain an L-C in the ET L-C Amount throughout the Extended Term, regardless of the Required Thresholds otherwise set forth in Section 21.2 of the Lease.  The parties hereby acknowledge and agree that, with regard to any subsequent Option Term Tenant may exercise in accordance with Section 2.2 of the Lease, the operative provisions of Section 2.2.2 shall control with regard to the maintenance of an L-C during each such Option Term and the then-applicable L-C Amount.

8. California Accessibility Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges that the Common Areas and the Premises have not undergone inspection by a Certified Access Specialist (CASp).

9. No Further Modification.  Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

"LANDLORD":

KILROY REALTY, L.P.,
a Delaware limited partnership

By:	Kilroy Realty Corporation, a Maryland corporation, General Partner

By: /s/ NELSON ACKERLY

Its: Sr. Vice President

By: /s/ JOHN T. FUCCI

Its: Exec. Vice President

"TENANT":

VICAL INCORPORATED,
a Delaware corporation

By:	/s/ VIJAY B. SAMANT

Its: President and CEO

By:

Its: